EXHIBIT 99

Titan International, Inc. Sold $100 Million of 5.25% Convertible
Senior Unsecured Notes

    QUINCY, Ill.--(BUSINESS WIRE)--July 20, 2004--Titan International, Inc. (NYSE:TWI) has sold 5.25% convertible senior unsecured notes due 2009 in a Rule 144A offering for $100 million principal amount. The placement of the notes is expected to close on or about July 26, 2004. The initial purchasers have an option to purchase up to an additional $15 million principal amount of the notes.
    The net proceeds from this offering will be applied to the outstanding principal amount of the company's 8 3/4% senior subordinated notes due 2007.
    The notes are convertible at any time into shares of Titan International's common stock at an initial conversion rate of 74.0741 shares per $1,000 principal amount of notes. This represents a conversion price of $13.50 per common share, or a conversion premium of 36.8% over the closing price on July 19, 2004, of $9.87. The notes bear interest at 5.25% per annum payable semi-annually.
    "The company is very excited about the institutional investors' extremely positive reception of the notes and the anticipation regarding Titan's growth potential," stated Maurice Taylor Jr., Titan president and CEO. "This transaction will benefit our existing stockholders by enhancing Titan's financial position."
    Titan International is a leading supplier of wheels, tires and assemblies for off-highway equipment used in agriculture, earthmoving/construction and consumer markets. The earthmoving/construction market includes products supplied to the U.S. military and other government entities, while the consumer market includes all terrain vehicle and recreational/utility trailer applications.
    The notes have been offered to only qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. This press release does not constitute an offer to sell or solicitation of an offer to buy any security and shall not constitute an offer solicitation or sale in any jurisdiction in which such offering would be unlawful. The notes and the shares of common stock of Titan International issuable upon the conversion of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.
    This press release contains certain statements relating to Titan's pricing of convertible senior unsecured notes, the intended use of the proceeds from such offering, and the anticipated terms of said notes, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. There can be no assurances that Titan will complete the offering on the anticipated terms or at all. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors, including market and other conditions. More detailed information about these and other factors is set forth in Titan's Annual Report on Form 10-K and in other reports which Titan from time to time files with the Securities and Exchange Commission, available publicly on the SEC's web site, http://www.sec.gov.

    CONTACT: Titan International, Inc.
             Lisa Ross, 217-221-4489